UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 18, 2016 (October 17, 2016)

Stewart Information Services Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-02658	74-1677330
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification

1980 Post Oak Blvd.

Houston, Texas 77056

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 713-625-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Starboard Settlement Agreement

On October 17, 2016, Stewart Information Services Corporation (the “Company”) entered into an agreement (the “Agreement”) with Starboard Value LP and certain of its affiliates named therein (collectively, “Starboard”), which beneficially own 2,315,000 shares, or approximately 9.9%, of the outstanding common stock of the Company (the “Common Stock”). The following is a summary of the material terms of the Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

The Company agreed that, immediately following the execution of the Agreement, (i) the Company will cause Malcolm S. Morris and Stewart Morris, Jr. to resign from the Company’s Board of Directors (the “Board”) and the Board will accept such resignations, and (ii) the Board will appoint each of Matthew W. Morris and Clifford Press (the “Starboard Designee”) as a director of the Company. The Starboard Designee qualifies as “independent” pursuant to the New York Stock Exchange (“NYSE”) listing standards and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

The Company agreed that, promptly following the execution of the Agreement, but in any event within ten (10) business days thereof, the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), will (1) commence a search for two (2) new independent directors (the “New Independent Directors”) and (2) retain a nationally-recognized director search firm to assist with such search (the “Search Firm”). Each of the New Independent Directors will qualify as “independent” pursuant to the NYSE listing standards and the rules and regulations of the SEC and not be an employee or principal of Starboard.

Pursuant to the Agreement, the Nominating Committee will determine, by a majority vote, whether to recommend to the Board any potential candidate(s) for appointment as the New Independent Director(s). The Nominating Committee will endeavor in good faith to present to the Board a total of three (3) preferred candidates for the first New Independent Director position and a total of three (3) preferred candidates for the second New Independent Director Position, or if the First New Independent Director has already been appointed, a total of two (2) preferred candidates for the second New Independent Director position, in each case within thirty (30) days of the Nominating Committee’s receipt of the list of candidates from the Search Firm.

Following the presentation of the preferred candidate(s) by the Nominating Committee, representatives of the Board will have up to seven (7) days to interview each candidate prior to the Board’s selection and appointment of the New Independent Directors. A candidate presented to the Board will be appointed as a New Independent Director only if approved by a Board consisting of the Starboard Designee (or substitute therefor, if applicable) with the approval of five (5) out of the seven (7) directors participating in such determination. If the first New Independent Director has already been appointed to the Board prior to the Board’s consideration of candidates for the second New Independent Director, then the first New Independent Director will participate in the appointment of the second New Independent Director and a candidate presented to the Board will be appointed as the second New Independent Director only if approved by a Board consisting of the Starboard Designee (or substitute therefor, if applicable) with the approval of six (6) out of the eight (8) directors participating in such determination. Pursuant to the Agreement, Laurie Moore and Governor Frank Keating are not permitted to participate in the selection or appointment of the New Independent Directors. The Nominating Committee and the Board will follow certain procedures set forth in the Agreement until the New Independent Directors are appointed to the Board.

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Under the terms of the Agreement, if the first New Independent Director is not appointed to the Board as of the earlier of (i) sixty (60) days following the Nominating Committee’s receipt of the list of candidates from the Search Firm (subject to certain extensions) and (ii) seventy-five (75) days following the date of the Agreement (the “First Candidate Deadline”), then Starboard may select a candidate for the first New Independent Director who qualifies as “independent” pursuant to the NYSE listing standards and the rules and regulations of the SEC and is not an employee or principal of Starboard. Starboard may present such candidate and one of Ernest D. Smith and Roslyn B. Pane to the Board (the “First Deadlock Candidates”). After the First Deadlock Candidates have submitted the necessary director onboarding documentation required under the Agreement and representatives of the Board have conducted customary interview(s) of the First Deadlock Candidates, the Board will select by a plurality vote one of the First Deadlock Candidates and appoint such selection to the Board as the first New Independent Director. If no First Deadlock Candidate wins a plurality vote of the Board, Starboard will indicate which of the First Deadlock Candidates will be appointed as the first New Independent Director.

If the second New Independent Director is not appointed to the Board within ninety (90) days of the date of the Agreement, then Starboard may select a candidate for the second New Independent Director who qualifies as “independent” pursuant to the NYSE listing standards and the rules and regulations of the SEC and is not an employee or principal of Starboard and present such candidate and one of Mr. Smith or Ms. Payne to the Board (the “Second Deadlock Candidates”). After the Second Deadlock Candidates have submitted the necessary director onboarding documentation required under the Agreement and representatives of the Board have conducted customary interview(s) of the Second Deadlock Candidates, the Board will select by a plurality vote one of the Second Deadlock Candidates and appoint such selection to the Board as the second New Independent Director. If no Second Deadlock Candidate wins a plurality vote of the Board, Starboard will indicate which of the Second Deadlock Candidates will be appointed as the second New Independent Director.

The Company agreed that, concurrently with the Board’s appointment of the first New Independent Director, the Board will accept the resignation of Laurie Moore from the Board. Additionally, concurrently with the Board’s appointment of the second New Independent Director, the Board will accept the resignation of Governor Frank Keating from the Board.

Pursuant to the Agreement, at the 2017 annual meeting of stockholders (the “2017 Annual Meeting”), the Board will nominate Arnaud Ajdler, Thomas G. Apel, James Chadwick, Glenn C. Christenson, Robert L. Clarke, the Starboard Designee (or substitute therefor, as applicable), Matthew W. Morris and the New Independent Directors (the “Board Slate”). The Company agreed that it will recommend and solicit proxies for the election of the Board Slate as directors at the 2017 Annual Meeting.

Pursuant to the Agreement, the Board will (i) accept the resignation of each member of the advisory Board, dissolve the advisory Board and terminate any existing agreements with advisory Board members regarding their service as advisory Board members, (ii) dissolve the executive committee of the Board, and (iii) during the Standstill Period (as defined below) not create any advisory Board or executive committee of the Board.

Under the terms of the Agreement, immediately following the execution of the Agreement, the Board will reconstitute the Nominating Committee such that the members of the reconstituted Nominating Committee will be Thomas G. Apel, James Chadwick and the Starboard Designee (or substitute therefor, as applicable), with the Starboard Designee (or substitute therefor, as applicable) serving as Chairperson. During the Standstill Period, the Company has agreed that the Board may not change the size or composition of the Nominating Committee without the prior written consent of Starboard.

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The Company agreed to grant Starboard certain replacement rights, if the Starboard Designee is unable or unwilling to serve as a director, resigns as a director or is removed as a director during the Standstill Period, and at such time Starboard has combined beneficial and economic ownership of at least three percent (3.0%) of the Company’s Common Stock, Starboard may recommend a substitute director who must meet certain criteria specified in the Agreement.

Under the terms of the Agreement, Starboard agreed that it will not (1) nominate or recommend for nomination any person for election at the 2017 Annual Meeting, directly or indirectly, (2) submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting, directly or indirectly, or (3) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting, directly or indirectly.

Further, pursuant to the terms of the Agreement, Starboard agreed that it will (1) appear in person or by proxy at the 2017 Annual Meeting and vote all shares of Common Stock beneficially owned by Starboard at the meeting, (w) in favor of the election of the Board Slate, (x) in favor of the ratification of the appointment of KPMG LLP as the Company’s independent auditors for 2017, (y) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and any other Company proposal or stockholder proposal presented at the 2017 Annual Meeting and (2) vote all shares of Common Stock beneficially owned by Starboard at any meeting during the Standstill Period in accordance with the Board’s recommendation on any proposal relating to the removal of any directors. However, the Company has agreed that if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say on pay” proposal or any other Company proposal or stockholder proposal presented at the 2017 Annual Meeting (other than proposals relating to the election or removal of directors), Starboard may vote in accordance with the ISS or Glass Lewis recommendation.

Additionally, the Company agreed that during the Standstill Period, the Board will not increase the size of the Board to more than nine (9) directors.

Under the terms of the Agreement, during the period from the date of the Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”) pursuant to the Company’s Third Amended and Restated By-laws and (y) the date that is one-hundred thirty (130) days prior to the first anniversary of the 2017 Annual Meeting (the “Standstill Period”), Starboard agreed to not to, among other things, solicit proxies (including, any solicitation of consents that seeks to call a special meeting of stockholders), or enter into a voting agreement or any group with shareholders other than Starboard affiliates and current group members. In addition, among other standstill provisions, Starboard agreed that, during the Standstill Period, it will not (i) call or seek the calling of a special meeting of stockholders or (ii) make any offer or proposal with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company.

The Company agreed to reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred solely in connection with the matters related to the 2017 Annual Meeting and the negotiation and execution of the Agreement up to a maximum of $105,000.

Each of the parties to the Agreement also agreed to mutual non-disparagement obligations.

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If two new independent directors are not appointed to the Board within one-hundred and ten (110) days of the Agreement because of regulatory issues, then Starboard may terminate the Agreement, provided that the Board will ensure that Starboard has not less than ten (10) business days within which to submit nominations of director candidates for election to the Board at the 2017 Annual Meeting.

A copy of the press release issued by the Company announcing the Agreement is attached hereto as Exhibit 99.1.

Foundation Settlement Agreement

On October 17, 2016, the Company separately entered into an agreement (the “Foundation Agreement”) with Foundation Asset Management, LP and certain of its affiliates named therein (collectively, “Foundation”), which beneficially own 1,311,850 shares, or approximately 5.6%, of Common Stock. The following is a summary of the material terms of the Foundation Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Foundation Agreement, a copy of which is attached as Exhibit 10.2 and is incorporated herein by reference.

Conditional upon the execution of the Agreement, Foundation agreed to immediately and irrevocably (1) abandon its consent solicitation to request a special meeting of stockholders of the Company, which was filed with the SEC on September 9, 2016, as amended by that certain Amendment No. 1 filed with the SEC on September 12, 2016 (together, the “Foundation Consent Solicitation”), and any related materials or notices submitted to the SEC in connection therewith, (2) cease all efforts, direct or indirect, in furtherance of the Foundation Consent Solicitation, (3) desist from any solicitation effort in connection with the Foundation Consent Solicitation and (4) withdraw Foundation Offshore Master Fund, Ltd.’s demand, pursuant to Section 220 of the Delaware General Corporation Law, to inspect certain books, records and documents of the Company and to make and/or receive copies or extracts therefrom, which demand was submitted to the Company on October 7, 2016, and any related materials or notices submitted to the Company in connection therewith.

In addition, pursuant to the Foundation Agreement, Foundation agreed that it will not, (1) nominate or recommend for nomination any person for election at the 2017 Annual Meeting, directly or indirectly, (2) submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting, directly or indirectly, or (3) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting, directly or indirectly. Foundation also agreed that it will not publicly or privately encourage or support any other stockholder to take any of the actions described in this paragraph.

Further, Foundation agreed that it will appear in person or by proxy at the 2017 Annual Meeting and vote all shares of Common Stock beneficially owned by Foundation, (1) in favor of the Board Slate, (2) in favor of the ratification of the appointment of KPMG LLP as the Company’s independent auditors for 2017, and (3) in accordance with the Board’s recommendation with respect to all other matters submitted to a vote of the Company’s stockholders. However, the Company also agreed (1) that in the event that ISS or Glass Lewis recommends otherwise with respect to any proposals (other than the election or removal of directors), Foundation will be permitted to vote in accordance with the ISS or Glass Lewis recommendation and (2) that Foundation will be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of stockholders of the Company. Additionally, Foundation agreed that will vote all shares of Common Stock beneficially owned by Foundation against the removal of any director of the Company, whether at a special meeting or otherwise.

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Under the terms of the Foundation Agreement, during the period from the date of the Foundation Agreement until the date that is ten (10) business days prior to the deadline for the submission of stockholder nominations for the Company’s 2018 Annual Meeting pursuant to the Company’s Third Amended and Restated By-laws, Foundation agreed not to, among other things, solicit proxies with respect to any voting securities of the Company (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), or enter into a voting agreement or any group with shareholders other than Foundation affiliates and current group members. In addition, among other standstill provisions, Foundation agreed that, during the Standstill Period, it will not (i) call, seek to call or vote in favor of the calling of a special meeting of stockholders, (ii) seek, alone or in concert with others, representation on the Board, or (iii) disclose any intention, plan or arrangement inconsistent with the standstill provisions of the Foundation Agreement.

The Company agreed to reimburse Foundation for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the Foundation Consent Solicitation and execution of the Foundation Agreement up to a maximum of $150,000.

Each of the parties to the Foundation Agreement also agreed to mutual non-disparagement obligations.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws

On October 17, 2016, the Board approved certain amendments to the Company’s Third Amended and Restated By-Laws, which became effective upon execution of the Agreement with Starboard. Such amendments deleted all references to the Executive Committee of the Board and the advisory Board members.

The foregoing summary of the Company’s Fourth Amended and Restated By-Laws does not purport to be complete and is qualified in its entirety by reference to the Bylaws, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

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Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

3.1	Fourth Amended and Restated By-Laws of the Company, effective as of October 17, 2016

10.1	Agreement, dated as of October 17, 2016, by and among Stewart Information Services Corporation and Starboard Value LP and its affiliates

10.2	Agreement, dated as of October 17, 2016, by and among Stewart Information Services Corporation and Foundation Asset Management, LP and its affiliates

99.1	Press Release, dated October 18, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART INFORMATION SERVICES CORPORATION

By:
Matthew W. Morris
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Exhibit

3.1	Fourth Amended and Restated By-Laws of the Company, effective as of October 17, 2016

10.1	Agreement, dated as of October 17, 2016, by and among Stewart Information Services Corporation and Starboard Value LP and its affiliates

10.2	Agreement, dated as of October 17, 2016, by and among Stewart Information Services Corporation and Foundation Asset Management, LP and its affiliates

99.1	Press Release, dated October 18, 2016

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